EXHIBIT 4.2

SUBSCRIPTION AGREEMENT

OranjTek Co.
3422 Old Capitol Trail, Suite 700
Wilmington, DE 19808
 (302) 295-6635

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing __________________________________________________ (__________) shares of Common Stock of OranjTek Co. (the “Company”) at a price of $0.05 per share (the “Subscription Price”).

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.

Purchaser further confirms that Ms. Karen Travis solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Ms. Travis.

MAKE CHECK PAYABLE TO: OranjTek Co.

Executed this _____ day of ___________________, _______.

Signature of Purchaser

Address of Purchaser

Printed Name of Purchaser
ID Number:

PLEASE ENSURE FUNDS ARE IN US DOLLARS

X $0.05	=	US$
Number of Shares Purchased		Total Subscription Price

Form of Payment:	Cash:___________	Check #: _______________	Other: _________________

OranjTek Co.

By:

Title: